Calculation of Filing Fee Tables
S-8
Yext, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.001 par value per share	Other	4,917,321	$ 5.535	$ 27,217,371.73	0.0001381	$ 3,758.72
2	Equity	Common Stock, $0.001 par value per share	Other	1,229,330	$ 4.71	$ 5,790,144.30	0.0001381	$ 799.62
Total Offering Amounts:						$ 33,007,516.03		$ 4,558.34
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 4,558.34
Offering Note
[1]	"Amount Registered" represents shares of Common Stock reserved for issuance pursuant to the Registrant's 2016 Equity Incentive Plan. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant's Common Stock that become issuable under the 2016 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant's outstanding shares of Common Stock. "Proposed Maximum Offering Price Per Unit" was estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of $5.535 per share, which represents the average of the high and low prices of the Registrant's Common Stock as reported on the New York Stock Exchange on March 6, 2026.

[2]	"Amount Registered" represents shares of Common Stock reserved for issuance pursuant to the Registrant's 2017 Employee Stock Purchase Plan. Pursuant to Rule 416(a) of the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant's Common Stock that become issuable under the 2017 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant's outstanding shares of Common Stock. "Proposed Maximum Offering Price Per Unit" was estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of eighty-five percent (85%) of $5.535 per share, which represents the average of the high and low prices of the Registrant's Common Stock as reported on the New York Stock Exchange on March 6, 2026, rounded up to the nearest whole cent. Pursuant to the 2017 Employee Stock Purchase Plan, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the lower of the fair market value per share on the first trading day of the applicable offering period or the fair market value per share on the last trading day of the applicable offering period

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A